EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

    Infonet Services Corporation

El Segundo, California

We have audited the consolidated financial statements of Infonet Services Corporation and its subsidiaries as of March 31, 2003 and 2004, and for each of the three years in the period ended March 31, 2004, and have issued our report thereon dated June 15, 2004 (included elsewhere in this Annual Report on Form 10-K). Our audits also included the financial statement schedule listed in Item 15. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Los Angeles, California

June 15, 2004

SCHEDULE II

INFONET SERVICES CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS (DOLLARS IN THOUSANDS)

DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSES	CHARGED TO OTHER ACCOUNTS(1)	DEDUCTIONS	BALANCE AT END OF PERIOD
Allowance for doubtful accounts and customer credits
2002	$13,855	$759	$436	$120	$14,930
2003	14,930	7,059	3,396	7,720	17,665
2004	17,665	1,179	11,219	10,716	19,347

(1)	Represents amounts charged against revenues.